NEWS RELEASE
For Immediate Release

          NuVox Communications Chosen as the New Name for the Company Created through the Gabriel Communications-TriVergent Merger

St. Louis, MO (February 13, 2001) - The broadband communications services provider of choice formed when Gabriel Communications and TriVergent merged has chosen NuVox Communications as its new operating name.

Vox means "voice" in Latin. NuVox captures the essence of the Company as a "new voice" in the telecommunications and Internet industry, offering customers alternatives for a variety of their business communications needs.

"After careful consideration, we felt it was important for our new company to have a distinctive new name that reflected our advanced broadband services and products," said NuVox Chairman and CEO David L. Solomon. "NuVox focuses on the innovative solutions we provide our customers as the integrated communications provider of choice, delivering superior broadband services and customer care."

NuVox Communications delivers a wide array of broadband products and services for business customers, including dedicated high-speed Internet access, digital subscriber line (DSL) access, Web and data services, local voice, and domestic and international long distance. NuVox currently provides its services to over 30,000 customers in 30 markets in 13 states across the Southeast and Midwest. NuVox's current market coverage provides a substantial market opportunity comprised of over 6 million business lines and almost 20 million total lines. NuVox's corporate headquarters are in Chesterfield, MO, near St. Louis. It operates its Midwest Division from its headquarters office and its Southeast Division from Greenville, SC.

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Company Overview (12/31/2000)

Strategic Focus:  Smart-build  broadband  communications  services  provider  of integrated voice and data services to small and medium-sized businesses

Market Coverage:  30 markets in 13 contiguous Midwestern and Southeastern states

                                     (more)

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NuVox Communications/2


Addressable Total Lines:                         19.8 million

Addressable Business Lines:                      6.1 million

Lines in Service:                                59,871

Annualized Revenues:                             $45.8 million

Take Rates:                                      Local - 95 %
                                                 Long Distance - 87 %
                                                 Internet and Data - 76 %

Voice Switches Installed:                        14

Central Office Collocations in Service:          243

Cash and Cash Equivalents:                       $106.1 million
Available Credit:                                $126.7 million
Total Liquidity:                                 $232.8 million

Sales Employees:                                 258
Total Employees:                                 1,133

About NuVox Communications
NuVox Communications is a rapidly growing, facilities-based integrated communications and applications services provider formed by the union of Gabriel Communications and TriVergent. Serving 30 markets across the Midwest and Southeast, NuVox offers businesses and other end users advanced integrated communications products and services. The Company packages dedicated high-speed Internet access, Web design and hosting, and "traditional" local and long distance telephone services with unified voice, e-mail, and fax messaging, as well as advanced data services. NuVox's growing product portfolio also includes LAN and WAN management, e-commerce solutions, audio conferencing, remote access, digital subscriber line (DSL) access, and a variety of Web-enabled business applications. NuVox is privately held and has its headquarters at 16090 Swingley Ridge Road in Chesterfield, MO. NuVox has launched a new website URL - www.nuvox.com.

Contact:      Myron Hosea, Manager of Public Relations
              864-331-8073 or mhosea@nuvox.com